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                             Marriott Residence Inn
                               Limited Partnership
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                            1999 Third Quarter Report
                        Limited Partner Quarterly Update


     Presented for your review is the 1999 Third Quarter Report for the Marriott Residence Inn Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and Inn operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Strategy for Liquidity

     During 1999, the General Partner has worked with a major investment banking firm to explore alternatives to provide liquidity for the partners in the Partnership while securing the highest possible value for the limited partners. More than 70 prospective purchasers were contacted and Partnership financial information was made available to a number of them for their review and analysis on a confidential basis. It is the General Partner's opinion that the offers received do not reflect the full value of the Inns. The inability to obtain an acceptable offer at this time is a result of slow revenue growth this year and an expectation of moderate or low profit growth in the near future, as well as a general over-supply in the Partnership's lodging markets and a shift of equity and debt capital out of the lodging sector. Some industry analysts indicate that new construction starts in the limited service segment have peaked. If this is the case, the market should see a trend toward supply and demand growth equilibrium. The rate of general economic growth as well as changes in specific market conditions will be additional variables affecting this trend. The General Partner continues to evaluate alternatives for liquidity. However, the General Partner can make no assurances as to the outcome of these efforts.

Transfer and Sale of Limited Partnership Units

     As you know, the Partnership Units are a non-traded security. In most cases, the Partnership Agreement does allow limited partners to transfer Partnership Units to related parties. In addition, you may, under certain circumstances, sell your Partnership Units to a third party; however, the General Partner must consent to such a sale. Please note there are certain tax and legal limitations to transferring Partnership Units including significant tax effects resulting from the sale of these Units that may impact your decision to sell. In addition to consulting with your advisors, we recommend that limited partners contact the General Partner about such limitations before entering into any agreement to sell your Partnership Units.

     If you do wish to request a transfer of your Partnership Units, please contact our Transfer Agent at 800-797-6812. You will be supplied with the necessary documents. Please note that the General Partner does not charge any fee for effecting a transfer.

Inn Operations

     The combined operations of the Partnership's 15 Inns increased slightly in third quarter 1999 as compared to third quarter 1998. For a detailed discussion of Inn operations, please refer to Item 2 of the Form 10-Q.

     Residence Inn by Marriott continues to be highly competitive and report stable system-wide operating results when compared to the prior year due to successful marketing efforts and a continued guest commitment. 1999 has been a challenge as extended-stay hotel competitors continue to increase their presence in the market. In response, during 1999 the Manager continues to heighten its efforts to become the pre-eminent leader in this hospitality category, focusing on customers that prefer a quality residential experience. The Manager is continuing to monitor the introduction and growth of new extended-stay brands including Homewood Suites, Hawthorne Suites, Summerfield Suites, Staybridge by Holiday Inn and Hilton Residential Suites. In addition, a renewed focus will be placed on strengthening each Inn's sales efforts in order to solidify the existing relationships shared with current clients and to establish new ones.

Impact of Capital Expenditures on Cash Distributions

     As an owner of fifteen extended-stay properties, the Partnership must concentrate on the impact of increased competition on its goals to provide liquidity and maximize the value of your investment. To ensure our Inns remain competitive, there will be a continuing focus on the renovation and refurbishment of the properties during 1999 and beyond.

     These  renovations  are part of the routine capital  expenditure  cycle for maintaining Inns that are 12 to 15 years old. In light of the increased competition in the extended-stay market described above, the Manager has also proposed additional improvements that are intended to enhance the overall value and competitiveness of the Inns. These proposed improvements include design, structural and technological improvements to modernize and enhance the functionality and appeal of the Inns. Based upon information provided by the Manager, approximately $48 million may be required over the next five years for the routine renovations and all of the proposed additional improvements. The General Partner is reviewing the Manager's proposed renovations and improvements to identify those projects that have the greatest value to the Partnership. However, if all projects were implemented, the overall cost of these future capital expenditures would be expected to exceed the Partnership's available funds.

     As we have previously communicated to you, there will be no cash available for distribution from 1999 operations. In addition, based on the anticipated capital expenditure needs of the Inns over the next few years, it appears unlikely that cash distributions will be possible for 2000 and 2001.

Amounts Paid to the General Partner and Marriott International, Inc.

     The chart below summarizes amounts paid (in thousands) to the General Partner and Marriott International, Inc. for the thirty-six weeks ended September 10, 1999 (unaudited):




Marriott International, Inc.:
   Residence Inn system fee................................................$       1,811
   Incentive management fee................................................        1,330
   Marketing fund contribution.............................................        1,129
   Base management fee.....................................................          949
   Chain services and Marriott Rewards Program.............................          874
                                                                           -------------
                                                                           $       6,093
                                                                           =============
General Partner:
   Administrative expenses reimbursed......................................$          70
                                                                           =============


Estimated 1999 Tax Information

     Based on current projections, estimated taxable income of $140 will be allocated to each limited partner unit for the year ending December 31, 1999.

     The 1999 tax information, used for preparing your Federal and state income tax returns, will be mailed no later than March 15, 2000. To ensure confidentiality, we regret that we are unable to furnish your tax information over the telephone. Unless otherwise instructed, we will mail your tax information to your address as it appears on this report. Therefore, to avoid delays in delivery of this important information, please notify the Partnership in writing of any address changes by January 31, 2000.

     We appreciate your continued support and invite you to visit Residence Inns as you travel throughout the United States.